Exhibit 10.2

THIRD AMENDMENT TO REVOLVING LINE

OF CREDIT LOAN AGREEMENT

This Third Amendment (this “Amendment”) is made by and between WEBSTER BANK, N.A., a national banking association having an address at CityPlace II – 185 Asylum Street, Hartford, Connecticut 06103 (“Bank” or “Lender”) and GRIFFIN INDUSTRIAL REALTY, INC., formerly known as GRIFFIN LAND & NURSERIES, INC., a Delaware corporation, having an address at 641 Lexington Avenue, 26th Floor, New York, New York 10022  (“Borrower”).

STATEMENT OF FACTS

A.  On April 24, 2013, Lender made a loan to Borrower in the principal amount of up to TWELVE MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($12,500,000.00)  (“Loan”), evidenced by a certain Revolving Line of Credit Note in that amount dated April 24, 2013 (“Note”).

B.  In connection with the Loan, Borrower and Lender entered into a Revolving Line of Credit Loan Agreement dated April 24,2016  (“Original Loan Agreement”); the Note, Loan Agreement, as herein defined, and all other documents executed in connection with the indebtedness evidenced by the Note being collectively referred to herein as the “Loan Documents”).

C.  The Loan had an initial term of two (2) years expiring on May 1, 2015, with an option to extend for one (1) additional year through May 1, 2016.

D.  The Loan was previously amended by First Amendment to Revolving Line of Credit Loan Agreement, dated April 26, 2016 between Borrower and Lender (“First Amendment”), and by Second Amendment to Revolving Line of Credit Loan Agreement, dated July 22, 2016 between Borrower and Lender (“Second Amendment”; and the Original Loan Agreement as amended by the First Amendment and the Second Amendment, herein the “Loan Agreement”), which Second Amendment increased the maximum amount of the Loan to FIFTEEN MILLION and NO/100 DOLLARS ($15,000,000) and extended the Maturity Date of the Loan to July 31, 2018 with an option to extend for one (1) additional year through July 31, 2019.  The option to extend the Maturity Date of the Loan to July 31, 2019 was exercised, and the Maturity Date was subsequently extended to September 30, 2019 by letter agreement between Borrower and Lender dated July 26, 2019.

E.  Borrower and Lender have agreed to further increase the maximum principal amount of the Loan; to further extend the Maturity Date and add one additional option to extend the Maturity Date, on the condition that one (1) additional property owned by Borrower located at 131 Phoenix Crossing, Bloomfield, Connecticut is added as additional collateral for the Loan.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged:

IT IS AGREED:

1. Increase in Maximum Principal Amount of the Advances.  The Loan Agreement is hereby amended by deleting the amount “Fifteen Million and 00/100 Dollars ($15,000,000.00)”, as it appears in Paragraph 1 of the Loan Agreement, and the amount “Nineteen Million Five Hundred Thousand and 00/100 Dollars ($19,500,000.00)” is substituted for it.  The Note is being amended and restated of even date herewith up to the original principal amount of Nineteen Million Five Hundred Thousand and 00/100 Dollars ($19,500,000.00) (“Restated Note”) and all references in the Loan Agreement to the Note shall now mean the Restated Note.

2. Extension of Maturity Date. The Maturity Date of the Loan is hereby extended through September 30, 2021, and the following is added to Section 3 of the Loan Agreement:

“F.During the period from October 1, 2019 through September 30, 2021 (the “Third Extended Term"):

(i)Commencing on October 1, 2019 and on the first day of each calendar month thereafter up to and including September 30, 2021, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate (hereinafter defined), as well as any other sums that may be due pursuant to the Note, this Agreement or the Mortgages. Said payments, as and when received by the Lender, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgages or any other document executed and delivered by Borrower to the Lender in connection with the Credit Loan (collectively, the "Other Security Documents"), shall be due and payable on September 30, 2021 (the "Third Extended Maturity Date"), unless extended in accordance with Section 8 hereof, or sooner as provided herein.”

3. Extension of Extended Maturity Date.  Borrower is granted the right to extend the term for one (1) additional year thereafter (the “Fourth Extended Term”), and the following is added to Section 3 of the Loan Agreement:

“G.If the Credit Loan is extended for one (1) additional period of one (1) year (the "Fourth Extended Term") in accordance with Section 8 hereof:

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(i)Commencing on October 1, 2021 and on the first day of each calendar month of the Fourth Extended Term up to and including September 30, 2022, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate, as well as any other sums that may be due pursuant to the Note, this Agreement or the Mortgages. Said payments, as and when received by the Lender, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgages or the Other Security Documents shall be due and payable on September 30, 2022 (the "Fourth Extended Maturity Date") or sooner as provided herein.”

4. Applicable Interest Rate.   From and after the date hereof, the definition of “Applicable Interest Rate” set forth in Section 2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Applicable Interest Rate” shall mean the One Month LIBOR Rate (as hereinafter defined) plus 250 basis points per annum, or the Daily Rate (as hereinafter defined) plus 250 basis points per annum, as elected by Borrower.”

5. Fees. Upon execution of this Amendment, Borrower shall pay a fee of ½  of one percent (0.50%) of the maximum face amount of the Loan.  Borrower shall pay on each anniversary of the date hereof the following fee: 1/8th of one percent (0.125%) of the average undrawn portion of the Loan, if the average outstanding Advances of the Loan, calculated on a twelve (12) month basis for the preceding twelve (12) months, are less than one hundred percent (100%) of the Loan.    Borrower hereby acknowledges and agrees that the Lender is authorized to pay itself the foregoing fees on the dates specified herein.

6. Extension Option. Section 8 of the Loan Agreement is amended by deleting the first three (3) lines of such Section , through the words (the “Extension Option” and by substituting the following:

“The Credit Loan shall expire on the Third Extended Maturity Date.  Notwithstanding the foregoing, Borrower shall have the option to extend the Credit Loan for one (1) additional period of one (1) year following the Third Extended Maturity Date (the “Fourth Extension Option”),”.  All remaining terms and conditions of Section 8 shall remain in full force and effect.

7. Security.  Section 9(b) of the Loan Agreement is amended by adding the words “and a mortgage on Borrower’s fee estate in property known as 131 Phoenix Crossing, Bloomfield dated as of September 1, 2019” after the words “55 Griffin Road South, Bloomfield”.

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8. Affirmative Covenants. Section 11(b) of the Loan Agreement is hereby deleted and replaced with the following:

“(b)Loan to Value Ratio.  Maintain a maximum ratio of the amount of the Credit Loan to the appraised value of the Property of not more than seventy two percent (72%).”

Section 11(d) of the Loan Agreement, entitled “Current Liquidity,” is hereby reinstated with the following:

“(d)Current Liquidity.  Maintain a minimum liquidity of $5,000,000.  Liquidity shall include cash, cash equivalents, short term investments, and availability under the lines of credit and under the “ATM equity shelf offering”, in accordance with the universal shelf registration statement on Form S-3 filed April 11, 2018 and the prospectus supplement filed with the SEC on May 10, 2018 which allow Griffin to issue and sell up to $30MM of its common stock.”

The following additional subsection (f) is added to Section 11 of the Loan Agreement, and the remaining subsections of Section 11 are re-lettered as items (g) through (l):

“(f) Fixed Charge Coverage.  Maintain a fixed charge coverage ratio of at least 1.1:1.0. The Fixed Charge Coverage is defined as (1) EBITDA minus cash income taxes, and dividends paid, divided by (2) debt service.  EBITDA is calculated as net income plus interest, taxes, depreciation, and amortization.”

The first full sentence following subsections (a) through (l) is modified to reference Subsections (a) through (f), rather than (a) through (e).

9. Negative Covenants.

a.Section 12, clause (a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)  Negative Pledge.  Borrower shall not guaranty any loan facilities, other than guarantees for the benefit of its subsidiaries, during the Credit Loan without the prior written consent of the Bank.  Borrower further agrees not to grant any blanket lien on all or substantially all of its assets to any other lender. Notwithstanding the foregoing, Borrower may take on additional indebtedness unrelated to the Property and secured by other properties or groups of properties not encumbered by this Credit Loan without the prior written consent of the Bank provided that (i) Borrower is not then in default under the Note, this Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Security Documents at the time of the initial closing for such indebtedness, and (ii) the creation of such additional indebtedness would not result in a violation of any of the financial covenants of Borrower under any of such documents (the “Financial Covenants”).  If Borrower is in default under the Note, this

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Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Security Documents, the Bank’s prior written consent shall be required prior to Borrower incurring such additional indebtedness.  Borrower’s breach of the foregoing covenant shall constitute an Event of Default under this Agreement.”

b. Section 12 of the Loan Agreement is modified to add the following as Subsections (d), (e), (f), (g), (h) and (i):

“(d) No Additional Direct Unsecured Indebtedness.  Borrower shall not incur any additional direct unsecured indebtedness other than (i) trade payables incurred in the ordinary course of business and (ii) unsecured indebtedness owed to Lender.

 (e)  No Merger or Acquisition.  Borrower shall not dissolve or liquidate, nor merge or consolidate with or otherwise acquire all or substantially all of the assets of any other entity, other than the acquisition of real estate and related improvements thereon.

 (f)  Transfer of Assets.  Borrower shall not sell, convey, transfer or exchange any of its assets of any character, including without limitation any property held directly or indirectly by Borrower, or any portion thereof, whether now owned or hereafter acquired, if such sale, conveyance, transfer or exchange would result in a violation of any of the Financial Covenants.

 (g)  No Change in Business.   Borrower shall not fundamentally change the nature of its business investments or operations to anything other than investment in industrial real estate and land to be developed for industrial purposes.

(h)  Ownership Structure.  Borrower shall not directly or indirectly permit any sale, transfer, exchange, assignment or pledge of any security interest in any ownership interests in Borrower that will result in a change in control of the Borrower.

(i)  Debt.  Other than as expressly approved in writing by Bank, Borrower shall not create, incur or assume any indebtedness for borrowed money (including subordinate debt) secured by all or any portion of any Property or interest therein or in other real property owned by Borrower (including subordinate debt) other than (i) payment obligations and secured indebtedness contemplated, pursuant to, or permitted by this Agreement or the other documents evidencing or securing the loan evidenced by the Note, (ii) any new secured indebtedness created, incurred or assumed by Borrower if Borrower is not then in default under the Note, this

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Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Loan Documents, and such new indebtedness would not result in a violation of any of the Financial Covenants, and (iii) trade payables incurred in the ordinary course of business.”

10. Reaffirmation by Borrower. Borrower hereby represents and warrants to Lender that:

a.  As of the date of this Amendment, there exists no default or Event of Default (as defined in the Loan Documents) under the Loan Documents and no circumstance which would constitute an Event of Default after the giving of notice or the passage time, or both;

b.  The unpaid principal balance of the indebtedness evidenced by the Note, if any, is due and owning pursuant to, and in accordance with, the terms of the Note and Loan Documents, as amended herein, without any claim, offset, or defense by or from the Borrower, all of which are hereby specifically waived and released;

c.  No claim, counterclaim, offset, or defense exists with respect to the full and timely performance of all other duties, obligations, covenants and warranties of the Borrower set forth in the Note and Loan Documents, all of which are specifically waived and released; and

d.  There are no claims, litigation, or proceedings pending or, to the best of the knowledge of the person signing on behalf of the Borrower, threatened against the Borrower or the Property (as defined in the Loan Documents), which, if determined against the Borrower or Property will materially and adversely affect the Property or the ability of the Borrower to perform any duties and obligations under the Note and Loan Documents.

11. Defined Terms. Any defined terms not defined herein shall have the same meaning and definition as is contained in the Loan Agreement or other Loan Documents, as applicable.

12. Survival. The Loan Agreement, as modified herein, is hereby ratified and shall remain in full force and effect.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURES APPEAR ON FOLLOWING PAGE

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SIGNED as of the 19th day of September, 2019.

WEBSTER BANK, N.A.

By	/s/James Lane
James Lane
Its Senior Vice President

By	/s/Anthony Galici
Anthony J. Galici
Its Vice President and Chief Financial
Officer

GRIFFIN INDUSTRIAL REALTY, INC.

(Signature page of Third Amendment to Revolving Line of Credit Loan Agreement)

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